UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2014

Nuveen Diversified Commodity Fund

(Exact name of registrant as specified in its charter)

Delaware	001-34879	27-2048014
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

333 West Wacker Drive Chicago, Illinois	60606
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (877) 827-5920

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

Nuveen Commodities Asset Management (“NCAM”), the manager for Nuveen Diversified Commodity Fund (the “Fund”), has approved a plan to convert the Fund into an open-end exchange-traded fund (“ETF”). The conversion of the Fund to an ETF will be subject to shareholder and regulatory approvals. The Fund is not currently, and after the conversion will not be, a mutual fund or any other type of investment company within the meaning of the Investment Company Act of 1940.

A copy of the Fund’s press release regarding the conversion, dated December 19, 2014, which contains additional information regarding the conversion, is filed as Exhibit 99.1 to this report and is incorporated by reference into this Item 8.01.

The attached press release is not to be construed as an offer or inducement to purchase shares of the Fund. You should be aware that commodity interest trading can quickly lead to large losses as well as gains. Such trading losses can sharply reduce the net asset value of the Fund and consequently the value of shares in the Fund. Further, the Fund is subject to substantial charges for management, advisory and brokerage fees. It is necessary for the Fund to make substantial trading profits to avoid depletion or exhaustion of its assets.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description of Exhibit

99.1	Press Release, dated December 19, 2014

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NUVEEN DIVERSIFIED COMMODITY FUND

By: Nuveen Commodities Asset Management, LLC, its Manager

Date: December 19, 2014

/s/ William Adams IV
William Adams IV
President
(Principal Executive Officer)